Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4 and the related proxy statement/prospectus of Victory Acquisition Corp. (“Victory”) and to the use of our report, dated April 1, 2009, with respect to TouchTunes’ consolidated balance sheets as of December 28, 2008 and December 30, 2007 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the three years in the period ended December 28, 2008 .

April 1, 2009
Montréal, Canada	/s/ Ernst & Young LLP
Chartered Accountants